EXHIBIT 10.1
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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT, AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
LICENSE AND TECHNICAL ASSISTANCE AGREEMENT
This License and Technical Assistance Agreement (“Agreement”), effective as of the 10th day of September, 2010, is by and between ABT Holding, Inc., a Delaware corporation and subsidiary of Athersys, Inc. having its principal place of business at 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634 (“Athersys”), and RTI Biologics, Inc., a Delaware corporation having its principal place of business at 11621 Research Circle, Alachua, Florida 32615 (“RTI”). As used herein, RTI and Athersys may be referred to collectively as “the Parties” or individually as a “Party
WHEREAS, RTI is a processor of orthopedic and other biologic matrix surgical implants, and has experience in, and certain proprietary technology related to, the generation and characterization of efficacious and safe in-vivo applications of biomaterials for the repair and natural healing of human bone and other human tissues (“RTI Capabilities”);
WHEREAS, Athersys possesses expertise, know-how, trade secrets, and other valuable intellectual property related to, among other things, the isolation, culture, expansion and use of Multipotent Adult Progenitor Cells (“Athersys Capabilities”);
WHEREAS, RTI and Athersys anticipate that this Agreement will enable them to jointly develop a commercially viable product combining RTI Technology with Athersys Technology, as defined herein below, and utilizing RTI Capabilities and Athersys Capabilities as further described in this Agreement;
WHEREAS, it is the intent of RTI and Athersys that the work performed as a result of this Agreement, and any intellectual property derived therefrom, shall be afforded the benefits provided for by the CREATE Act of 2004, as codified by 35 USC 103(c), if requested by the appropriate Party.

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NOW, THEREFORE, in view of the foregoing premises, and in consideration of the mutual covenants, terms and conditions hereinafter set forth, the Parties hereto agree as follows:
Definitions
For purposes of this Agreement, capitalized terms used in this Agreement shall have the meaning ascribed to them in the preamble and Recitals above, in the listing immediately below, or in the various Articles that follow.
“Affiliate(s)” shall mean, in relation to a Party, any person, corporation or other business entity presently or in the future controlled by, controlling, or under common control with that Party, but only for so long as such control shall continue. For purposes hereof, a person, corporation or other business entity who beneficially owns or controls, directly or indirectly, at least 50% of the voting, interests, including securities, of another business entity shall be presumed to “control” such other business entity. As of the Effective Date of this Agreement, the Parties respective Affiliates include those listed in Exhibit C.
“Athersys Technology” shall mean the MAPC Licensed Patents, the MAPC Technology, the Collaboration Technology, and Collaboration Patents. Athersys Technology excludes RTI Technology.
“Collaboration” shall mean any research, experimentation and evaluation performed by RTI and/or Athersys pursuant to Section 3.1 of this Agreement and the Collaboration Plan attached hereto as Exhibit B, as it may be amended from time to time, or pursuant to the MTA.
“Collaboration Data” shall mean all data produced in the course of undertaking and performing the Collaboration, including data generated by either RTI and/or Athersys, or any of their respective employees, agents or contractors in the course of undertaking and performing the Collaboration, but in each case to only to the extent that such data does not otherwise constitute Collaboration Technology.
“Collaboration Patent” shall mean any patent application or patent that claims any Collaboration Invention.
“Collaboration Technology” shall mean, whether tangible or intangible, every technology, biological, chemical or other material, formula, process, routine, subroutine, technique, specification, instruction, concept, method, algorithm, know-how, use, device, article of manufacture, work of authorship, invention, discovery and Athersys’ Confidential Information that (a) is or was newly discovered, developed, perfected, improved, designed, engineered, devised, conceived, or first reduced to practice by Athersys and/or RTI or any of their employees, agents or contractors in the course of undertaking and performing the Collaboration, including all Collaboration Inventions, regardless of whether any of the foregoing constitutes a trade secret or copyrightable or patentable subject matter in any foreign or domestic jurisdiction and (b) is not RTI Technology.

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“Cumulative Net Revenue” (also referred to as “CNR”) shall mean gross revenues (i) received by RTI and its Affiliates from End Users to whom or to which RTI or RTI Affiliates directly transferred or sold MAPC Technology Products, or (ii) received by Third Parties from End Users to whom or to which were transferred or sold MAPC Technology Products, in each case, less the following: (a) amounts refunded, rebated or credited to End Users after their receipt by RTI, the Affiliate or the Third Party, as applicable, in the ordinary course of RTI’s, the Affiliate’s or the Third Party’s business, as applicable; (b) customary charges for taxes, transportation, shipping and shipping insurance to the extent separately identified on the invoice to the End User; (c) commissions on transfers or sales actually paid by RTI, the Affiliate or the Third Party, as applicable, to distribution or sales agents (whether an employee or independent contractor of RTI, the Affiliate or the Third Party, as applicable) not to exceed (i) [*%] of the gross revenues (excluding anything that would be permitted to be deducted therefrom under the foregoing clauses (a) and (b)) of the associated MAPC Technology Products until the cumulative CNR under this Agreement from the Effective Date reaches [$*] and (ii) [*%] of such gross revenues thereafter.
“End User” shall mean the health care facility or other health care provider to whom the MAPC Technology Product is provided for implantation or administration to a patient(s) for treatment in the Field.
“Field” shall mean the repair and/or (re)generation of osseous tissue for use in general orthopedic, sports medicine, spine, trauma, reconstructive, and maxillo-facial repair applications.
“MAPC Licensed Patents” shall mean those patents and patent applications that are, as of the Effective Date or during the Term, (a) either owned by or licensed to Athersys or any of its Affiliates with the right to license/sublicense to RTI upon the terms hereof, and (b) necessary for RTI to make, have made, use, sell, offer for sale or import MAPC Technology Products in accordance with the terms of this Agreement. MAPC Licensed Patents include those patents and applications listed on Exhibit A, as such exhibit may be updated from time to time by Athersys.
“MAPC Technology” shall mean any trade secrets, technology, biological, chemical or other materials, formulas, processes, routines, subroutines, techniques, specifications, instructions, concepts, methods, algorithms, know-how, uses, devices, article of manufactures, inventions, or discoveries that are (a) not patented or subject to a published patent application, (b) either owned by or licensed to Athersys or any of its Affiliates with the right to license/sublicense to RTI upon the terms hereof as of the Effective Date or during the Term, (c) necessary for RTI to research, develop, make, have made, use, sell or transfer, offer for sale or transfer, distribute, import, or export in accordance with the terms of this Agreement or are otherwise disclosed to RTI or its Affiliate by Athersys or its Affiliate in the course of undertaking and performing the Collaboration, and (d) relate to the use, extraction, isolation, expansion, maintenance, or culture of MAPCs.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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“MAPC Technology Product” shall mean any product resulting in whole or in part from the undertaking and performance of the Collaboration that (a) contains [ * ]. Culture expanded cell products, including MultiStem® products and related products, are excluded from this definition and the Collaboration.
“MTA” shall mean that Amended Material Transfer Agreement, effective as of 3 April, 2007, between Athersys, Inc. (predecessor to Athersys) and Regeneration Technologies, Inc. (predecessor to RTI), as amended thereafter from time to time, including Amendment No. 1 effective as of 17 July, 2008, Supplement to Exhibit C of such Amendment No. 1, and Amendment No. 2 effective as of 2 April, 2010.
“Multipotent Adult Progenitor Cell” (also referred to as a “MAPC”) shall mean any multipotent adult progenitor cell that (a) is extracted and isolated from human bone marrow, (b) has the potential to develop into cells of the mesenchymal, endothelial and endodermal lineages, (c) has the potential to be expanded in culture more than twenty doublings, and (d) is described in any of the patents and patent applications owned by or licensed to Athersys or any of its Affiliates as of the Effective Date, including those listed on Exhibit A.
“Pre-market Approval” means, in the United States, a Premarket Approval Application (PMA), Investigational New Drug Application (IND), New Drug Application (NDA) or Biologic License Application (BLA) under the United States Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, all as amended, and in any jurisdiction outside the United States, a substantial equivalent to any of the foregoing applicable to such jurisdiction. For further clarification, the definition of Pre-Market Approval shall not include a 510(k) application in the United States or its foreign equivalent.
“Regulatory Authority” means, with respect to a jurisdiction, any governmental authority or agency or department thereof charged with the responsibility of regulating drugs and/or medical devices, including, in the United States the United States Food and Drug Administration and in any other jurisdiction, any foreign equivalent(s) thereto.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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“RTI Technology” shall mean the patents, patent applications, technology, biological, chemical or other materials, formulas, processes, routines, subroutines, techniques, specifications, instructions, concepts, methods, algorithms, know-how, uses, devices, articles of manufacture, inventions, discoveries, works of authorship and RTI’s Confidential Information that are, as of the Effective Date or during the Term, either owned by or licensed to RTI or any of its Affiliates with the right to license/sublicense to Athersys upon the terms hereof. RTI Technology excludes Athersys Technology, MAPC Technology and Collaboration Technology, but includes all RTI Technology Inventions and all patent rights claiming RTI Technology Inventions.
“Territory” shall mean worldwide.
“Third Party” shall mean any person or entity other than a Party to this Agreement and its respective Affiliates.
Article I: Grants of Rights
1.1 Athersys Technology. Subject to the terms and conditions of this Agreement, Athersys, on behalf of itself and its Affiliates, hereby grants to RTI an Exclusive license or sublicense (as the case may be) to the Athersys Technology solely to research, develop, make, have made, use, sell or transfer, offer for sale or transfer, distribute, import, and export MAPC Technology Products in the Field in the Territory. This license includes the right to sublicense solely to Affiliates of RTI. As used in this Section 1.1, the term “Exclusive” shall mean exclusive of all others, including Athersys, subject to (a) the rights reserved for Athersys, its Affiliates and their respective contractors, to develop, make, have made, and use MAPC Technology Products in the Field in the Territory in connection with the Collaboration and (b) rights granted to Third Parties before the Effective Date for research purposes, and (c) the right reserved for Athersys and its Affiliates to grant rights to the Athersys Technology for research purposes.
1.2 Stand-by Licenses. To ensure continuity of the rights granted herein, upon reasonable request by RTI, RTI and Athersys will work cooperatively to enter into stand-by license agreements with Third Parties from whom Athersys has been licensed intellectual property rights within the Athersys Technology.
1.3 No Use of MultiStem Trademark. RTI will not, and will cause its Affiliates and its and their respective direct and indirect distributors not to, use “MultiStem®” or any other word confusingly similar thereto as or as part of a trademark or service mark in any form, including in marketing or promotional literature, packaging, labels, presentations, or other tangible materials, regardless of the media upon which such materials are created, stored, presented or distributed.

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1.4 Limited Use of MAPC and Multipotent Adult Progenitor Cell. To the extent that RTI, any of its Affiliates or its sublicensees, or any of their respective direct and indirect distributors desires to use or uses either or both of the terms “MAPC” or “Multipotent Adult Progenitor Cell,” such uses shall be limited to the following forms: “MAPC-based,” “MAPC Technology Product,” “MAPC Technology Implant,” “MAPC Technology-based,” Multipotent Adult Progenitor Cell-based,” or other variations of the terms upon consent of Athersys, such consent not to be unreasonably withheld. For the sake of clarity, this limitation is intended to reinforce and support the distinctiveness of the MAPC Technology Product relative to Athersys’s culture expanded cell products, including MultiStem products and related products, and to limit any confusion in the marketplace and with clinicians and regulators, among others. As reasonably requested by Athersys from time to time, RTI shall, at its own expense, submit copies, photographs or representative samples of any materials used by RTI or its sublicensees to promote MAPC Technology Products.
1.5 Other Opportunities. Athersys, on behalf of itself and its Affiliates, hereby grants to RTI a right of first negotiation with respect to the use of MAPC Technology and MAPC Licensed Patents in other product development and marketing opportunities for HCT/Ps not in the Field but involving cartilage, tendons and ligaments applications (“Other Opportunities”). Should the Parties fail to reach an agreement within a prescribed reasonable time frame for negotiation to be established by the Parties at the beginning of negotiations with respect to the Other Opportunities, Athersys and its Affiliates may negotiate with Third Parties. In the event the foregoing negotiations between the Parties are unsuccessful, Athersys will nevertheless agree to further discussions in good faith related to such Other Opportunities for so long as it is not prohibited by any contractual or other legal obligation. Furthermore, Athersys agrees to notify RTI within fifteen (15) business days of the receipt of a written proposal with defined terms from a Third Party to research, develop, or commercialize a cell-based product constituting Other Opportunities.
1.6 RTI Technology. Subject to the terms and conditions of this Agreement, RTI, on behalf of itself and its Affiliates, hereby grants to Athersys and its Affiliates a non- exclusive license and or sublicense (as the case may be) to the RTI Technology solely to research, develop, make, have made, and use MAPC Technology Products in connection with the Collaboration. This license includes the right to sublicense solely to Affiliates of Athersys.
1.7 Reservation of Rights. Except as expressly stated in this Article I, no rights or licenses are granted under this Agreement by either Party or its Affiliates under any intellectual property of such Party or its Affiliates to the other Party or its Affiliates, whether by implication, estoppel or otherwise, and all such rights not expressly stated are hereby reserved by each Party and its Affiliates.

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Article II: Consideration, Reports and Records
2.1 License Fee. In consideration of the rights and benefits granted to RTI herein, RTI shall pay to Athersys a one-time license fee of Five Million Dollars ($5,000,000) (hereinafter the “License Fee”) payable in installments upon the dates indicated below (there being no penalty for pre-payment in RTI’s sole discretion) or upon satisfaction of the following conditions precedent:
2.1.1 One Million Dollars ($1,000,000) concurrently with the execution of this Agreement;
2.1.2 One Million Dollars ($1,000,000) on or before December 31, 2010;
2.1.3 One Million Dollars ($1,000,000) on or before March 31, 2011;
2.1.4 One Million Dollars ($1,000,000) [ * ];
2.1.5 One Million Dollars ($1,000,000) [ * ].
2.2 Royalties.
2.2.1 Subject to Section 2.2.2, RTI shall pay royalties to Athersys as follows based on CNR, as CNR is accumulated during the Term:
2.2.1.1 For CNR in the range of [$*], RTI shall pay Athersys [*%] of said CNR.
2.2.1.2 For CNR in the range of [$*], RTI will pay Athersys [*%] of said CNR.
2.2.1.3 For CNR in excess of [$*], RTI will pay Athersys [*%] of said CNR.
2.2.2 In the event of a change in market conditions beyond RTI’s control, such as that arising from, for example purposes only, a force majeure event or disruptive technology, that results in a [ * ], then RTI’s royalty rate will be [ * ].
2.2.3 Payments to be made in accordance with Section 2.2 shall be calculated quarterly by RTI and made to Athersys within sixty (60) days following the end of the given calendar quarter for which said payments were calculated. The Parties will work in good faith to resolve any questions or disputes related to the payments.
2.3 Milestone Payments. Upon first achieving specific CNR milestones, as defined herein below, RTI shall make milestone payments to Athersys as follows:
2.3.1 If CNR greater than [$*] is achieved [ * ], RTI shall pay Athersys a one-time milestone payment of [$*].
2.3.2 If CNR greater than [$*] is achieved [ * ], RTI shall pay Athersys a one-time milestone payment of [$*].

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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2.3.3 If CNR greater than [$*] is achieved [ * ], RTI shall pay Athersys a one-time milestone payment of [$*].
2.3.4 If CNR greater than [$*] is achieved [ * ], RTI shall pay Athersys a one-time milestone payment of [$*].
2.3.5 If CNR greater than [$*] is achieved [ * ], RTI shall pay Athersys a one-time milestone payment of [$*].
2.3.6 Nothing in this Agreement shall be interpreted so as to create any obligation for RTI to pay more than a cumulative total of $35,500,000.00 in milestone payments under this Section 2.3.
2.3.7 For the purposes of this Section 2.3, the total amount of CNR shall be measured as [ * ].
2.3.8 Payments to be made in accordance with Section 2.3 shall be made to Athersys within sixty (60) days following achievement of the milestone.
2.4 [ * ].
2.5 Inter-Company Sales or Transfers. Sales or transfers between or among RTI and its Affiliates and their respective direct and indirect distributors shall not by subject to, nor used for calculating, CNR or payments due under Section 2.2 or 2.3 unless RTI, the Affiliate or the distributor is an End User. Instead, only the first sale or transfer for fee to an End User or Third Party shall be used to calculate CNR and said payments.
2.6 Payment Instructions. Payments pursuant to this Article II shall be made via bank wire transfer to:

Bank:	PNC
Cleveland, Ohio
[ * ]

Account Name:	Athersys, Inc.
Account Number:	[ * ]

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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With respect to any payments to be made pursuant to this Agreement, and where said payment would otherwise become due and owing on a weekend, an RTI recognized holiday, or a holiday recognized by the United States government, said payment shall become due and owing on the next following business day.
2.7 Reports. Within thirty (30) business days following the end of each calendar quarter, RTI will provide Athersys with a written report listing, on a country by country basis, the number of MAPC Technology Products transferred or sold by RTI and its Affiliates in the quarter, the gross revenues of transfers or sales of MAPC Technology Products to End Users in the quarter, the CNR achieved for the quarter, the amount of royalties due for such transfers or sales pursuant to Section 2.2, any milestones that were achieved in such quarter under Section 2.3, and any offsets or reductions in royalties being applied pursuant to Section 2.2.2 or 2.4 and the basis therefor.
2.8 Records and Inspection Rights. During the Term and for at least three (3) years thereafter, RTI shall keep complete and accurate business records with respect to the MAPC Technology, MAPC Technology Products, all gross revenues derived from sales or transfers to End Users thereof, the calculation of CNR and all payments due to Athersys hereunder; such records shall include all documentation required to adequately demonstrate the accuracy of RTI’s calculations of the amounts due to Athersys hereunder. With no greater frequency than twice per calendar year, and with at least thirty (30) days advance written notice by Athersys to RTI, RTI shall allow Athersys or its representatives to inspect such business records to ensure compliance with this Agreement. Said records will be made available for inspection Monday through Friday (excluding holidays observed by RTI) during the hours of 9:00 a.m. to 5:00 p.m. Eastern Standard Time. If such inspection reveals that RTI has underpaid any amount due hereunder for any reporting period by more than [ * ], then, in addition to prompt payment of the amount due, RTI shall reimburse Athersys for its actual, reasonable out of pocket costs and expenses for such inspection.
2.9 Currency. All payments due under this Agreement are stated in, and shall be computed and paid in, United States Dollars. For the purposes of determining the amount of any CNR received in any foreign currency, such CNR shall be converted into United States Dollars in a manner consistent with the selling entity’s normal practices used to prepare its audited financial statements; provided that such practices use a widely accepted source of published exchange rates.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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2.10 Taxes. If any payments made by RTI pursuant to this Agreement become subject to withholding taxes under the laws or regulation of any jurisdiction, RTI shall deduct and withhold the amount of such taxes for the account of Athersys to the extent required by applicable Law or regulations; such amounts payable to Athersys shall be reduced by the amount of taxes deducted and withheld; and RTI shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to Athersys an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant governmental authority of all amounts deducted and withheld sufficient to enable Athersys to claim such payment of taxes. RTI will provide Athersys with reasonable assistance to enable Athersys to recover such taxes as permitted by applicable Law or regulations.
2.11 Interest. Any payment received after the date due hereunder shall bear interest at the [ * ], compounded monthly, from the date due until the full amount including any interest thereon is paid.
Article III – Collaboration and Technical Assistance
3.1 Collaboration Plan. With technical assistance from Athersys (as described in Section 3.4), RTI shall use commercially reasonable efforts to develop for commercialization in the Field a MAPC Technology Product utilizing RTI Technology and Athersys Technology. To the extent not otherwise provided in this Agreement, details of the Collaboration between the Parties shall be as set forth in the Collaboration Plan attached to this Agreement as Exhibit B. (“Collaboration Plan”).
3.2 Costs. Except as may be otherwise expressly provided for in this Agreement, including the Collaboration Plan, both Parties shall bear their own expenses related to the performance of this Agreement. If after [ * ] Athersys and its Affiliates incur costs greater than [$*] related to tasks performed under the Collaboration Plan, RTI will reimburse Athersys for said costs provided (1) Athersys notifies RTI in advance of incurring such excess costs and RTI approves the expenditures, and (2) such excess costs are not attributable to negligence on the part of Athersys.
3.3 Technical Assistance. In addition to the responsibilities and obligations of the Parties as set forth in the Collaboration Plan, Athersys agrees to make its employees reasonably available to consult with RTI regarding issues related to the extraction, isolation, maintenance and preparation of cells using the MAPC Technology, including requests from any regulatory agency with respect to regulatory, scientific, technical and clinical testing issues, and shall permit its contractors knowledgeable in the extraction, isolation, maintenance and preparation of cells using the MAPC Technology to consult with RTI in the presence of (but not without any) such Athersys employees. In addition to the foregoing, representatives of RTI and Athersys may, upon reasonable notice and at times reasonably acceptable to the other Party (i) visit the facilities where the Collaboration is being conducted, and (ii) consult informally with personnel of the other Party performing work on the Collaboration during such visits, by telephone, by facsimile or electronic transmission, or in any other such manner as the Parties may agree. If so requested by one Party, the other Party shall cause appropriate individuals working on the Collaboration to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to the Party responding to such request.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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3.4 Collaboration Data. Collaboration Data shall be shared and disclosed between the Parties on a regular basis through the Term of the Collaboration. Collaboration Data that relate specifically and exclusively to RTI Technology shall be considered the Confidential Information of RTI owned by RTI, notwithstanding which Party first disclosed such data to the other Party. Collaboration Data that relate to Athersys Technology, including data regarding cell media, cell potency, cell differentiation and cell performance characteristics, shall be considered the Confidential Information of Athersys owned by Athersys, notwithstanding which Party first disclosed such data to the other Party. Collaboration Data that would be used ordinarily for regulatory, business development, or commercialization purposes, including the MAPC Technology Product’s identity, application and performance, or any other Collaboration Data that are not specified as the Confidential Information of RTI or Confidential Information of Athersys shall be considered the Confidential Information of both Parties and owned jointly by both Parties (“Jointly Owned Collaboration Data”), notwithstanding which Party first disclosed such data or information to the other Party.
3.5 Use of Contractors. RTI shall not use contractors to perform any activities under the Collaboration Plan related to the use, extraction, isolation, expansion, maintenance, or culture of MAPCs without the prior written consent of Athersys, which consent shall not be unreasonably withheld. If RTI seeks to use a contractor for any such activities, it shall provide to Athersys a copy of the proposed contract between RTI and the contractor before entering into any such agreement so that Athersys can ensure it contains provisions consistent with the requirements of this Agreement.
Article IV: Confidentiality
4.1 Athersys Confidential Information. With respect to Athersys, the term “Confidential Information” refers to the Collaboration Data solely or jointly owned by Athersys pursuant to Section 3.4, Athersys’ and its Affiliates’ specialized and proprietary trade secrets, formulas, processes, methods, technology, know-how, customer and vendor information and lists, financial data, undisclosed and unreleased products, and other items or information related to or that constitutes the Athersys Technology and any manufacturing, laboratory and clinical testing and research methodologies or models; in each case that when furnished, shown, or disclosed to RTI or its Affiliate is designated, whether in writing or orally (followed by a written confirmation and summary), as “Confidential,” or which is of such nature and character that a reasonable person in the trade would understand it to be confidential without the necessity of it being so designated.

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4.2 RTI Confidential Information. With respect to RTI, the term “Confidential Information” refers to the Collaboration Data solely or jointly owned by RTI pursuant to Section 3.4, RTI’s and its Affiliates’ specialized and proprietary trade secrets, formulas, processes, methods, technology, know-how, customer and vendor information and lists, financial data, undisclosed and unreleased tissue lines or products, and other items or information related to its allograft tissue, xenograft tissue, surgical implants, devices, associated processing and sterilization technologies for each, instrumentation, and any manufacturing, laboratory and clinical testing and research methodologies or models; in each case that when furnished, shown, or disclosed to Athersys is designated, whether in writing or orally (followed by a written confirmation and summary), as “Confidential,” or which is of such nature and character that a reasonable person in the trade would understand it to be confidential without the necessity of it being so designated.
4.3 Confidential ad infinitum. The Parties recognize and agree that each Party may possess certain trade secrets that will likely continue to have commercial and competitive value for an indeterminate period of time, and perhaps in perpetuity. Therefore, a Party may in its sole discretion designate as “Confidential ad infinitum” those certain trade secrets it reasonably believes fit such criteria. Any provision of this Agreement to the contrary not withstanding, trade secrets must be designated in writing as “Confidential ad infinitum” within one (1) month of disclosure to the receiving Party, unless a later designation is otherwise consented to by the receiving Party, such consent not to be unreasonably withheld. Trade secrets that are Confidential ad infinitum shall at a minimum be given all the same protections as Confidential Information, with certain added or heightened requirements as further described below. Election not to designate a trade secret as Confidential ad infinitum, or failure to so designate, shall not be deemed to erode or abrogate a trade secret’s underlying status as Confidential Information.
4.4 Joint Confidential Information. The Jointly Owned Collaboration Data and content of the negotiations between the Parties concerning this Agreement shall be the Confidential Information of both Parties. A Party wishing to disclose any part of this joint Confidential Information must first obtain written permission from the other Party by contacting the designated corporate representative for such purpose as set forth in Section 4.7. Such written permission will not be unreasonably denied or delayed. The foregoing notwithstanding, either Party may disclose the Jointly Owned Collaboration Data in connection with any of its activities permitted under Article V or as otherwise specified in this Article IV.
4.5 Survival. The obligations and rights of the Parties under this Article 4 shall survive any expiration or termination of this Agreement for any reason whatsoever (including, without limitation, termination by either party for a material breach by the other Party of its obligations hereunder) for, in the case of Confidential Information, a period of seven (7) years, or, in the case of trade secrets that are Confidential ad infinitum, for an initial period of ten (10) years with options to renew the Confidential ad infinitum designation for additional terms of five (5) years for as long as the disclosing Party reasonably and in good faith believes such continuing status is competitively advantageous. The disclosing Party must submit thirty (30) days advance written notice of its intent to renew the Confidential ad infinitum designation. Because of the unique and proprietary nature of the information that is Confidential and/or Confidential ad infinitum, it is understood and agreed that either Party’s remedies at law for a breach by the other Party of its obligations under Article 4 will be inadequate and that the non-breaching Party shall, in the event of any such breach, be entitled to seek equitable relief (including, without limitation, injunctive relief and specific performance), in addition to all other remedies provided under this Agreement or available at law. A Party seeking relief pursuant this Section 4.5 shall not be required to post a bond as a condition for obtaining and/or exercising such relief.

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4.6 Restrictions on Use and Disclosure. Each Party agrees not to use the Confidential Information of the other Party, excluding Jointly Owned Collaboration Data, for any purpose except for the purposes of the Collaboration and as necessary to carry out the terms of any business relationship between the Parties hereto. Each Party further agrees that it will not disclose the Confidential Information of the other Party, including the Jointly Owned Collaboration Data, to any Third Party other than such Party’s employees, agents or contractors who are directly involved in the business relationship between the Parties hereto, and then only on a need-to-know basis and under an obligation of confidentiality that restricts further disclosure consistent with the obligations of non-use and non-disclosure provided herein. Each Party agrees that it will take reasonable security measures and use reasonable care to preserve and protect the secrecy of the other Party’s Confidential Information, including the Jointly Owned Collaboration Data.
4.7 Return of Information. Upon request after termination of this Agreement by a Party for return of the Confidential Information of such Party, excluding Jointly Owned Collaboration Data, the other Party shall, within fifteen (15) business days of the request, either return or destroy all written or tangible material containing or reflecting Confidential Information of the requesting Party (whether prepared by the requesting Party or otherwise), without retaining any copies, summaries, analyses, or abstracts thereof except that each Party’s independent outside counsel may retain one copy for attorney’s eyes only. An authorized officer of the recipient shall confirm in writing recipient’s compliance with this Section 4.7 with twenty (20) business days after the disclosing Party’s request for the return of Confidential Information.
4.8 Permitted Disclosures. When Confidential Information of the other Party or Jointly Owned Collaboration Data is required to be disclosed by a Party to comply with (i) applicable laws and regulations, (ii) the rules of a national securities exchange on which the shares of such Party are listed, or (iii) the order of a court or administrative law judge or tribunal of competent jurisdiction, such Party shall (a) provide to the other Party, to the extent reasonably practicable, prior written notice of such required disclosure and, (b) upon request by the other Party, provide such Party assistance with taking all reasonable and lawful actions to obtain confidential treatment for the Confidential Information, and (c) take all reasonable and practicable steps to minimize the extent of such disclosure. A Party may disclose the Confidential Information of the other Party and the Jointly Owned Collaboration Data to any actual or bona fide potential lender, private investor, licensee/sublicensee, acquiror or successor under an obligation of confidentiality that restricts further disclosure consistent with the obligations of non-use and non-disclosure provided herein. A Party may disclose the Jointly Owned Collaboration Data to an regulatory authority as reasonably required in connection with seeking or obtaining any approvals for any of its products.

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4.9 Exceptions. The obligations of a Party under this Article 4 will not apply to information which such Party can affirmatively show:
(a) was independently developed or discovered by such Party without use or benefit of the other Party’s Confidential Information, as demonstrated by written records;
(b) is already available to the public;
(c) becomes available to the public through no fault of such Party; or
(d) was independently developed by an employee or consultant of such Party who had no previous direct or indirect knowledge or benefit of the disclosures made under this Agreement.
4.10 Press Releases. Except as may be deemed to be required by applicable laws or regulations by counsel to a Party, neither Party shall issue any press releases about the relationship of the Parties under this Agreement other than in a form or with content as mutually agreed. Each Party may issue the press release attached hereto at Exhibit D upon or promptly after this Agreement becomes effective.
Article V: Ownership and Use of Inventions
5.1 Inventions and Inventorship. Inventorship of inventions or discoveries that are conceived during the performance of the Collaboration (“Inventions”), whether or not patentable, shall be determined in accordance with U.S. patent laws. To facilitate proper determination of inventorship and ownership of Inventions in accordance with this Article V, the Parties shall fully and promptly disclose, in confidence, any and all Inventions conceived by such Party, its Affiliate or its or their respective employees and contractors in writing to the other Party. A subsequent invention or discovery shall be deemed an “improvement” of an earlier invention or discovery if the practice of the subsequent invention would infringe upon or constitute misappropriation of any intellectual property rights in the earlier invention or discovery (in the absence of a license to such intellectual property rights).

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5.2 RTI Technology Inventions. [ * ].
5.3 Other Inventions. [ * ].
5.4 Patent Prosecution for Inventions. [ * ]. Each Party agrees to cooperate in timely completion and execution of all documents or other items necessary to further the domestic and/or international intellectual property protection available to the Inventions.
5.5 Prior Inventions. Nothing contained in this Agreement shall be deemed to grant either Party, directly or by implication, estoppel, or otherwise, any right, title, interest or license to any patents, patent applications, copyrights, trademarks, trade dress, trade secrets or other intellectual property owned or developed by the other Party before the Effective Date.
Article VI: Term
6.1 Term. Unless terminated sooner pursuant to Sections 6.1.1 – 6.1.4, the term of this Agreement shall be for the longer of (i) five (5) years from the Effective Date of this Agreement, (ii) two (2) years after the last sale or distribution of a MAPC Technology Product by RTI or any of its Affiliates, (iii) the active life of any past, present, or future issued patents within the Athersys Technology, wherein said claims would be infringed by the MAPC Technology Products but for the licenses granted pursuant to this Agreement, or (iv) the life of trade secrets within the Athersys Technology applicable to RTI’s manufacture of MAPC Technology Products. The period from the Effective Date until expiration or termination of this Agreement is the “Term.”
6.1.1 Bankruptcy. Athersys may, in its sole discretion, choose to terminate this Agreement in the event RTI is subject to a bankruptcy event. RTI may, in its sole discretion, choose to terminate this Agreement in the event Athersys is subject to a bankruptcy event. For purposes hereof, a “bankruptcy event” means, with respect to a Party, if the Party shall have become insolvent or bankrupt, or shall have an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the Party or for all or a substantial part of its property or any case or proceeding shall have been commenced or other action taken by or against the Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding up, arrangement or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, restraint or similar process against any substantial part of the property of the Party, and any such event shall have continued for sixty (60) days undismissed, unbonded and undischarged.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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6.1.2 Abrogation of Rights. In the event any of Athersys’ or, where applicable, its Affiliates’ rights to the Athersys Technology expire or are otherwise terminated, diminished, revoked, rescinded, repealed, or invalidated such that there is a material effect on the development and commercialization of the MAPC Technology Products, RTI may, in its sole discretion, choose to terminate this Agreement.
6.1.3 Diligence. Athersys may, in its sole discretion, choose to terminate this Agreement, upon notice to RTI, if (i) RTI and its Affiliates have not made their first commercial sale or distribution of a MAPC Technology Product after the passage of [ * ] from the Effective Date and no longer continue to make commercially reasonable efforts to develop a MAPC Technology Product, (ii) RTI and its Affiliates have not had more than [$*] of CNR after the passage of [ * ] from the Effective Date, or (iii) after the passage of [ * ] from the Effective Date, RTI and its Affiliates have not had more than [$*] of CNR during any calendar year.
6.1.4 Breach. If either Party materially breaches any of its respective obligations under this Agreement, and such breach is not cured within sixty (60) days after the giving of written notice by the other Party specifying such breach, then such other Party shall have the right to terminate this Agreement by providing the breaching Party written notice within ten (10) days following the expiration of such sixty (60)-day period (such termination to be effective upon receipt of such termination notice). For the purpose of this Section, a material breach shall include a material inaccuracy in any warranty or representation contained herein.
6.2 Survival of Obligations. The termination or expiration of this Agreement shall not relieve the Parties of any obligations accruing prior to such expiration or termination, and any such expiration or termination shall be without prejudice to the rights of any Party against another Party. Upon termination of this Agreement for any reason other than by RTI pursuant to Section 6.1.4, any unpaid portion of the License Fee due under Sections 2.1.1, 2.1.2, and 2.1.3 shall become due and payable within thirty (30) days after termination, whether or not the time or other condition for any portion of such payment has been satisfied. In addition, the following provisions shall survive any expiration or termination of this Agreement for any reason: “Definitions” section; section 1.7; sections 2.5 — 2.11 (with respect to any payments accrued prior to or upon termination); section 3.4; article IV (for the period specified in section 4.5); article V; this section 6.2; article VII; and sections 8.2, 8.3, 8.5- 8.11.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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Article VII: Insurance and Indemnification
7.1 Insurance. Each Party hereby represents and warrants that it now maintains, and will continue to maintain, primary commercial general liability insurance, including products liability coverage, in a minimum amount of [$*] per occurrence and [$*] in the aggregate. At a minimum, each Party shall maintain the policy(ies) required hereunder for the entire term of this Agreement and, if any such policy(ies) shall provide coverage on a claims made basis, the Party holding such policy will be required to maintain a claims made policy(ies) providing such coverage for an additional period of not less than [ * ] following the end of the term of this Agreement.
7.2 Indemnification by Athersys. Athersys shall indemnify, defend, and hold RTI and, as applicable, its Affiliates, and its and their respective employees, officers and directors (“RTI Indemnitees”) harmless from and against any and all claims, suits, and demands of Third Parties and any and all associated losses, damages or costs (including attorneys’ fees) arising out of or incurred in connection with (i) Athersys Indemnitees’ gross negligence or willful misconduct in the performance of Athersys’ obligations under the Agreement, (ii) a breach by any Athersys Indemnitee of the covenants, warranties and/or representations made by Athersys in this Agreement or an act or failure to act by a sublicensee of Athersys that if done or not done by Athersys would constitute a breach of any of the covenants, warranties and/or representations made by Athersys in this Agreement, or (iii) the use of Athersys Technology, RTI Technology, Collaboration Technology by any of the Athersys Indemnitees; provided, however, all of the foregoing is only to the extent that such claims, suits, or demands (a) do not result from a breach of any of the provisions of the Agreement by any of the RTI Indemnitees, or (b) do not result from the gross negligence or willful misconduct of any of the RTI Indemnitees.
7.3 Indemnification by RTI. RTI shall indemnify, defend, and hold Athersys and, as applicable, its Affiliates, and its and their respective employees, officers and directors (“Athersys Indemnitees”) harmless from and against any and all claims, suits, and demands of Third Parties and any and all associated losses, damages or costs (including attorneys’ fees) arising out of or incurred in connection with (i) RTI Indemnitees’ gross negligence or willful misconduct in the performance of RTI’s obligations under the Agreement, (ii) a breach by any RTI Indemnitee of the covenants, warranties and/or representations made by RTI in this Agreement or an act or failure to act by a sublicensee of RTI that if done or not done by RTI would constitute a breach of any of the covenants, warranties and/or representations made by RTI in this Agreement, or (iii) the use of Athersys Technology, RTI Technology, or Collaboration Technology by any of the RTI Indemnitees and/or the development, manufacture, use, storage, handling, distribution or sale of a MAPC Technology Product on, by or on behalf of any RTI Indemnitee or sublicensee; provided, however, all of the foregoing is only to the extent that such claims, suits, or demands (a) do not result from a breach of any of the provisions of the Agreement by any of the Athersys Indemnitees, (b) do not result from the gross negligence or willful misconduct of any of the Athersys Indemnitees, or (c) [ * ].

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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7.4 Notice and Cooperation. To receive the benefit of the foregoing indemnities, the Party seeking indemnification must promptly notify the other Party in writing of a claim, suit or demand, and provide reasonable cooperation (at the indemnifying Party’s expense) and full authority to defend or settle that portion of a claim, demand or suit indemnified by the indemnifying Party; provided, however, the indemnifying Party shall not be entitled to defend or settle any claim, demand or suit on behalf of the indemnified Party in any manner that admits liability, requires any action, or involves and restriction from action of the indemnified Party, without first obtaining written permission from the indemnified Party. Failure of the Party seeking indemnification to provide prompt notice shall not relieve the indemnifying Party of any of its obligations under this Article VII, except to the extent the indemnifying Party is prejudiced by such failure. The indemnifying Party shall have no obligation to indemnify the indemnified Party with respect to any settlement made without the indemnifying Party’s written consent, or with respect to any portion of a claim, demand or suit that is not covered by the indemnification provision of Section 7.2 or 7.3, whichever is applicable. In the event a claim, demand or suit contains both indemnified and non-indemnified elements, each Party shall be responsible for its own costs and expenses related to the portion of the claim, demand or suit for which it is responsible. Costs and expenses that are attributable to both indemnified and non-indemnified elements of a claim (i.e. the costs and expenses cannot reasonably be disaggregated and assigned to distinct elements), demand or suit shall be borne equally by the Parties.
Article VIII: Miscellaneous Provisions
8.1 Representations, Covenants and Warranties. In addition to any other covenant, representation and/or warranty provided for elsewhere in this Agreement, the Parties represent, covenant and warrant as follows.
8.1.1 Athersys represents, covenants and warrants that: (i) Athersys has the right (both in law and equity) to grant the licenses, covenants and warranties set forth in this Agreement; (ii) neither Athersys nor its Affiliates have any outstanding encumbrances or agreements, including any agreements with any Third Parties, which would be inconsistent with the licenses, covenants and warranties set forth in this Agreement; (iii) as of the Effective Date, neither Athersys nor its Affiliates are aware of any pending or threatened claims of infringement related to the Athersys Technology; (iv) as of the Effective Date, to Athersys’ knowledge, no issued or granted patent rights licensed to RTI pursuant to this Agreement are presently invalid or unenforceable; (v) Athersys and its Affiliates have

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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taken, and will continue to take, commercially reasonable measures that Athersys deems appropriate under the circumstances to attempt to maintain the confidentiality and trade secret status of all trade secrets within the Athersys Technology material to the success of the MAPC Technology Products; (vi) as of the Effective Date, to Athersys’ knowledge, the research, development, manufacture, use, sale, or distribution of a MAPC Technology Product as contemplated hereby will not infringe any United States patents owned by a Third Party and issued or granted as of the Effective Date and, to Athersys’ knowledge, there are no material facts that are in the possession of Athersys as of the Effective Date, that Athersys has not disclosed to RTI, and that would lead a reasonable person to conclude that the research, development, manufacture, use, sale, or distribution of a MAPC Technology Product as contemplated hereby will infringe any United States patents owned by a Third Party and issued or granted as of the Effective Date; (vi) no employee or agent of Athersys or any of its Affiliates will make an untrue statement of a material fact to any governmental authority with respect to the MAPC Technology Products, Athersys Technology, or RTI Technology; and (vii) Athersys and its Affiliates will comply materially with all applicable laws, rules, regulations, permits, governmental licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees, including the Federal Food, Drug and Cosmetic Act, in the research, development, manufacture, and use of the MAPC Technology Products, and will promptly inform RTI in writing if either Athersys or any of its Affiliates receive any written notice from any regulatory authority claiming that any such activities as conducted by them are not in such compliance.
8.1.2 RTI represents, covenants and warrants that: (i) RTI has the right (both in law and equity) to grant the licenses, covenants and warranties set forth in this Agreement and to use the RTI Technology to develop and commercialize any MAPC Technology Product contemplated by this Agreement; (ii) neither RTI nor its Affiliates have any outstanding encumbrances or agreements, including any agreements with any Third Parties, which would be inconsistent with the licenses, representations, covenants and warrants set forth in this Agreement; (iii) as of the Effective Date, neither RTI nor its Affiliates are aware of any pending or anticipated claims of infringement related to the RTI Technology or its anticipated use in the development and commercialization of a MAPC Technology Product; (iv) RTI and its Affiliates have taken, and will continue to take, commercially reasonable measures that RTI deems appropriate under the circumstances to attempt to maintain the confidentiality and trade secret status of all trade secrets within the RTI Technology material to the commercial success of the MAPC Technology Products; (v) as of the Effective Date, to RTI’s knowledge, the research, development, manufacture, use, sale, or distribution of a MAPC Technology Product as contemplated by this Agreement will not infringe any United States patents owned by a Third Party and issued or granted as of the Effective Date; (vi) no employee or agent of RTI or any of its Affiliates will make an untrue statement of a material fact to any governmental authority with respect to the MAPC Technology Products, Athersys Technology, or RTI Technology; and (vii) RTI and its Affiliates will comply materially with all applicable laws, rules, regulations, permits, governmental licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees, including the Federal Food, Drug and Cosmetic Act, in the research, development, manufacture, use, offer for sale or transfer, sale or transfer, distribution, marketing and other activities in connection with the MAPC Technology Products and Athersys Technology, and will promptly inform Athersys in writing if either RTI or any of its Affiliates receive any written notice from any regulatory authority claiming that any such activities as conducted by them are not in such compliance.

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8.2 Remedies Cumulative. Except as specifically provided herein, no remedy made available to either Party hereunder is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy provided hereunder or available at law or in equity.
8.3 Notices. Any notice, report, or consent required or permitted by this Agreement to be given or delivered, shall be in writing and shall be deemed given or delivered if delivered in person, sent by courier, expedited delivery service, registered or certified mail(postage prepaid, return receipt requested), or by telecopy (if confirmed), as follows:

RTI:	ATHERSYS:

Robert P. Jordheim	William Lehmann
Executive VP and CFO	President and COO
RTI Biologics, Inc.	ABT Holding, Inc.
11621 Research Circle	3201 Carnegie Avenue
Alachua, Florida 32615	Cleveland, OH 44115-2634
Fax: (386) 462-3821	Fax: (216) 361-9495

With a copy to:	With a copy to:

Legal Department	Thomas A. Briggs
RTI Biologics, Inc.	Jones Day
11621 Research Circle	12265 El Camino Real, Ste 200
Alachua, Florida 32615	San Diego, CA 92130
Fax: (386) 462-3821	Fax: (858) 314-1150
8.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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8.5 Waivers. Performance of any obligations required of a Party hereunder may be waived only by a written waiver signed by the other Party, which waiver shall be effective only with respect to the specific obligations described therein. Anything contained herein to the contrary notwithstanding, the Parties shall be excused from performing their obligations under this Agreement if performance is delayed or prevented by any event beyond such Party’s reasonable control and without the fault or negligence of the Party seeking to excuse performance, including, but not limited to, acts of God, fire, terrorism, explosion, weather, plague, war, insurrection, civil strife or riots, provided, however, such performance shall be excused only to the extent of and during such disability and such Party makes commercially reasonable efforts to remove the disability. Any Party seeking to excuse or delay performance under this section shall provide detailed written notice to the other Party of the nature and anticipated duration of the delay.
8.6 Assignment. Neither Party may assign this Agreement or any of its rights or obligations hereunder (including, without limitation, its rights and duties of performance) to any Third Party without the prior written consent of the other Party hereto. Notwithstanding the foregoing, this Agreement and the rights, interests and obligations hereunder may be assigned by RTI or Athersys to (i) any entity that is an Affiliate as of the Effective Date of this Agreement and remains an Affiliate as of the proposed date of Assignment, or (ii) any entity that is not a competitor of the non-assigning Party (or its Affiliates) and that either becomes an Affiliate or successor in interest after the Effective Date by operation of a merger, acquisition, change-in-control, or reorganization or that purchases all or substantially all of the assets of the assigning Party to which this Agreement relates. Assignees to whom this Agreement is assigned pursuant to the foregoing Sections 8.6(i) and (ii) shall receive all of the Assignor’s rights, benefits, interest, and obligations provided for in this Agreement. In the event of assignment, the assigning Party shall remain bound to all provisions of this Agreement under Article IV.
8.7 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes and cancels all prior agreements, communications and understandings, whether written or oral. This Agreement may not be modified or amended except by an instrument in writing signed by both of the Parties hereto.
8.8 Severability. Should any part or provision of this Agreement be found invalid or held unenforceable, the remainder shall remain valid and in full force. The Parties agree to negotiate in good faith an amendment of such part or provision in a manner consistent with the intention of the Parties as expressed in this Agreement.

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8.9 Independent Contractors. Nothing contained in this Agreement shall be construed as creating a joint venture, partnership or employment relationship between the Parties hereto. Except as specified herein, neither Party shall have the right, power or implied authority to create any obligation or duty, express or implied, on behalf of the other Party hereto.
8.10 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without application of its conflicts of laws principles.
8.11 Drafting and Interpretation of Agreement. This Agreement shall be treated as having been drafted through the equal participation of both Parties, and no provision shall be interpreted against any Party on the basis that the Party is deemed to be the sole or primary drafter of the provision. The following rules of interpretation apply to this Agreement: (i) “include”, “includes” and “including” are not limiting and mean include, includes and including, without limitation; (ii) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (iii) references to an agreement, statute or instrument mean such agreement, statute or instrument as from time to time amended, modified or supplemented; (iv) references to a person or entity are also to its permitted successors and assigns; (v) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or any Exhibit or Schedule to, this Agreement unless otherwise indicated; (vi) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (vii) the word “any” shall mean “any and all” unless otherwise indicated by context. All money in this Agreement is stated in and shall be reported and paid in United States Dollars.
<signatures follow on next page>

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the last date written below.

RTI Biologics, Inc.		ABT Holding, Inc.

By:	/s/ Robert P. Jordheim	By:	/s/ William Lehmann

	Robert P. Jordheim		William Lehmann
	Executive VP and CFO.		President and COO.

Date: September 10, 2010		Date: September 10, 2010

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EXHIBIT A
[ * ]

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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EXHIBIT B
[ * ]

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

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EXHIBIT C
Affiliates
RTI Affiliates:

Tutogen Medical, Inc.
Tutogen Medical (US), Inc.
Tutogen Medical, GmbH
Tutogen Medical, SARL
RTI Donor Services, Inc.
RTI Services, Inc.
Athersys Affiliates:

Athersys, Inc.
ABT Holding Company
ReGenesys BVBA
Advanced Biotherapeutics, Inc.
Athersys Limited
ReGenesys LLC

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EXHIBIT D
Initial Press Release

FOR RELEASE AT 7:00 AM ET	For more information, contact:

SEPT. 13, 2010	RTI BIOLOGICS:

Robert Jordheim

Chief Financial Officer

rjordheim@rtix.com

Wendy Crites Wacker, APR

Corporate Communications

wwacker@rtix.com

Phone (386) 418-8888

ATHERSYS:

William (B.J.) Lehmann, J.D.

President and Chief Operating Officer

bjlehmann@athersys.com

(216) 431-9900

Investor Relations:

Lisa M. Wilson

In-Site Communications

lwilson@insitecony.com

(917) 543-9932

Media Relations:

Dan Budwick

Pure Communications, Inc.

dan@purecommunicationsinc.com

(973) 271-6085

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RTI BIOLOGICS AND ATHERSYS ANNOUNCE COLLABORATION IN THE ORTHOPEDIC MARKET
Applying Complementary Stem Cell and Regenerative Medicine Technologies
ALACHUA, Fla. and CLEVELAND (Sept. 13, 2010) – RTI Biologics Inc. (RTI) (Nasdaq: RTIX), a leading provider of orthopedic and other biologic implants, and Athersys Inc. (Athersys) (Nasdaq: ATHX), a leader in regenerative medicine and cell therapy research and development, announced today an agreement under which Athersys will provide RTI access to its Multipotent Adult Progenitor Cell (MAPC) technologies.
Under the agreement, RTI has licensed Athersys’ technology to isolate and preserve cells from organ and tissue donors. This will enable RTI to develop and commercialize MAPC technology-based biologic implants exclusively for certain orthopedic applications. With this license, RTI expands its capabilities for accessing the fastest growing segment of the bone graft substitutes market, while Athersys extends the application of its robust stem cell technology platform to an important segment of the orthopedic market.
“We are very excited about our collaboration with Athersys and the potential to apply its MAPC and related technologies in the orthobiologics market,” said Brian K. Hutchison, RTI’s chairman and CEO. “After significant research into stem cells and the evaluation of multiple technologies, we have determined that the MAPC technology offers the greatest potential to create high quality, innovative implants for our surgeons and their patients. Licensing this technology is an important step in enhancing and further differentiating RTI’s orthobiologics offering, an area of strategic focus for the company.”

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“We are enthusiastic about our relationship with RTI and this application of our proprietary stem cell technologies to the orthopedic market,” said William Lehmann, Jr., president and COO of Athersys. “Our primary focus is the development and commercialization of expanded, “off-the-shelf” cell products, such as MultiStem®, for the treatment of certain cardiovascular, central nervous system-related, inflammatory and immune system disorders, diseases and conditions. This collaboration allows for the utilization of our already developed stem cell technologies in an additional area. Further, it provides potential near term revenues from the orthopedic market.”
Under the agreement, Athersys will receive a $3 million license fee and is also eligible to receive payments up to a cumulative total of $37.5M as follows: $2 million contingent upon successful achievement of certain development and commercialization milestones, and an additional maximum total of $35.5 million contingent upon achievement of certain cumulative revenue milestones, which will reflect the ultimate commercial success of the product in this fast growing market. In addition, Athersys will receive tiered royalties from the distribution of implants using Athersys’ technologies.
RTI plans to make MAPC technology-based biologic implants available to its customers for use in orthopedic surgeries in the first half of 2012.
About RTI Biologics Inc.
RTI Biologics Inc. is a leading provider of sterile biological implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and bovine tissue for transplantation through extensive testing and screening, precision shaping and using proprietary, validated processes. These allograft and xenograft implants are used in orthopedic, dental, hernia and other specialty surgeries.
RTI’s innovations continuously raise the bar of science and safety for biologics – from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing validated sterilization processes that include viral inactivation steps. Two such processes – the BioCleanse® Tissue Sterilization Process and the Tutoplast® Tissue Sterilization Process – have a combined record of more than two million implants distributed with zero incidence of allograft-associated infection. These processes have been validated by tissue type to inactivate or remove viruses, bacteria, fungi and spores from the tissue while maintaining biocompatibility and functionality.

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RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international locations in Germany and France. The company is accredited by the American Association of Tissue Banks in the United States.
RTI Forward Looking Statement
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

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About Athersys Inc.
Athersys is a clinical stage biopharmaceutical company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The company is developing MultiStem®, a patented, adult-derived “off-the-shelf” stem cell product platform for multiple disease indications, including damage caused by myocardial infarction, bone marrow transplantation and oncology treatment support, ischemic stroke, and inflammatory bowel disease. The company is also developing a portfolio of other therapeutic programs, including orally active pharmaceutical product candidates for the treatment of metabolic and central nervous system disorders, utilizing proprietary technologies, including Radom Activation of Gene Expression (RAGE®). Athersys has forged strategic alliances and collaborations with leading pharmaceutical and biotechnology companies, as well as world-renowned research institutions in the United States and Europe to further develop its platform and products. More information is available at www.athersys.com.
Athersys Forward Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, the uncertainty regarding market acceptance of any MAPC technology-based biologic implants in orthopedic applications under the agreement with RTI and our ability to reach milestones and realize any additional payments under such agreement. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
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